Final Transcript
Conference Call Transcript
ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Event Date/Time: Jan. 26. 2006 / 8:00AM CT

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
CORPORATE PARTICIPANTS
Scott Malchow
Andrew Corporation — Director of IR
Ralph Faison
Andrew Corporation — President & CEO
Marty Kittrell
Andrew Corporation — CFO
CONFERENCE CALL PARTICIPANTS
Avi Silver
Bear Stearns — Analyst
Jeff Walkenhorst
Banc of America Securities — Analyst
Kim Anderson
JPMorgan — Analyst
Rich Valera
Needham & Co. — Analyst
Mike Ounjian
Credit Suisse First Boston — Analyst
Jeff Kvaal
Lehman Brothers — Analyst
John Bucher
Harris Nesbitt — Analyst
Mike Walkley
Piper Jaffray — Analyst
Larry Harris
Oppenheimer — Analyst
Steve Ferranti
Stephens, Inc. — Analyst
James Faucette
Pacific Crest — Analyst
Ken Muth
Robert W. Baird — Analyst
Bill Choi
Kaufman Brothers — Analyst

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PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the Andrew Corporation first-quarter fiscal year 2006 earnings release conference call. [OPERATOR INSTRUCTIONS]. Later we will conduct a question-and-answer session. Please note that this conference is being recorded. I will now turn the call over to Scott Malchow, Director of Investor Relations. Mr. Malchow, you may begin.
Scott Malchow — Andrew Corporation — Director of IR
Good morning, everyone. Today, we will discuss Andrew Corporation’s first-quarter fiscal 2006 results. With me is Ralph Faison, President and Chief Executive Officer; Marty Kittrell, Chief Financial Officer; and Mark Olson, Chief Accounting Officer.
Before we begin the call, I would like to remind everyone of our Safe Harbor statement regarding forward-looking comments. Some of the statements made in the conference call are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the Company’s ability to integrate acquisitions and realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the Company’s ability to achieve the cost savings anticipated from cost-reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end-use demands for wireless communication services, a loss of one or more significant customers. Investors should also review other risks and uncertainties discussed in Company documents filed with the Securities and Exchange Commission.
Additionally, at certain times, the Company will use non-GAAP financial measures which the Company believes better describes the ongoing financial results and trends of the business. The required reconciliation of these measures to GAAP measures and a more detailed discussion of reasons for using these measures are included in the Company’s Form 8-K and press release filed and may be accessed from the Company’s Web site at www.andrew.com.
Financial statements for the first quarter of fiscal 2006 are included with our earnings release that was made available this morning and in the 8-K that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please visit the Andrew Web site or contact the Investor Relations department. With that said, I’d now like to turn the call over to Ralph.
Ralph Faison — Andrew Corporation — President & CEO
Thank you, Scott, and good morning, everyone. Welcome to the December quarter call.
Let me start with sales. We hit $515 million, that’s up 9% versus the prior-year quarter. That’s above our previous range of 480 to $510 million. Wireless infrastructure grew 14% versus the prior year to $486 million, while satellite communications declined 41% to 29 million.
Let me talk a little about gross margin. Gross margin increased to 22.7%. If we exclude the favorable items from the September quarter, that’s an increase of 110 basis points despite the expected but significant decline in the E911 geolocation sales, as well as despite the quarter-over-quarter higher commodity costs.
Let me talk about geolocation first. Sales of the E911 geolocation equipment declined to 13 million in the quarter. That compares to 27 million in the prior quarter and 30 million in the previous year’s quarter. Although an anticipated decline of E911 associated with our regulatory drivers of that market, if you recall at the end of 2005, is when most major operators are required to have the coverage deployed. That’s also consistent with our guidance of 50 to 70 million in overall geolocation sales for fiscal 2006. Now, that 50 to 70 million includes both the U.S. sales as well as international opportunities.
And speaking on those international opportunities, we are making good progress there and expect to be able to announce some good news in the next quarter or so on some of that progress throughout our international operations.

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
We also recently expanded the network solutions product line with the acquisition of Nortel’s wireless location services business and an agreement with Nokia to support location-based services and would also expect good announcements there throughout the rest of fiscal ‘06.
Commodity costs, copper in particular, increased compared to the September quarter and prior-year quarter. Copper costs for the quarter were approximately $1.69 a pound. That compares to $1.58 in the September quarter and $1.08 in the year-ago quarter. We have increased our forward purchase commitments to approximately 90% of all of our fiscal 2006 requirements, stabilizing our copper costs for the remainder of 2006.
To give you a little historical perspective on the impact of copper on our business, if I look at fiscal year ‘03, we purchased somewhere in the neighborhood of 40 to 43 million pounds at about $0.74 per pound. In ‘04, we purchased somewhere in the neighborhood of 50 to 54 million pounds at $0.88 per pound. And then in ‘05, purchased somewhere around 65 million pounds at an average price of $1.32 per pound. So to give you just kind of a year-by-year progression of the copper cost. We do believe we’re well positioned to mitigate the volatility of copper for the remainder of FY ‘06, and therefore, anticipate relatively flat copper costs on a sequential basis quarter-by-quarter for fiscal 2006.
Let me turn now from a gross margin perspective to base station subsystems. We saw volume shipments of a lot of our new categories of active products to operators in the first quarter, which we believe will continue to grow nicely in fiscal 2006, so we’re very pleased with those new product introductions and the channel progress we’re making there. We see solid interest for our OneBase family of products, including our Cell Extender, Multi-Mode, Multi-Channel Power Amplifier, and our Tower-Mounted Amplifier product line.
We are also seeing strong interest in our unique ability to support various network architectures with our Pico Node, our Micro Node and our remote radio solutions for distributed RF applications.
We continue to transition our filter product line to lower cost supply areas, that is China, and we are targeted to have that full base transition by mid 2006.
Despite our temporary labor disruption during the quarter, we continue to make progress in our Shenzhen facility as evidenced by our record volume shipments in December out of that Shenzhen, China facility.
Let me make a few brief comments on operating expense. Overall operating expense sales in admin, R&D increased to 17.4% of sales compared to 16.5% in the year-ago quarter.
To touch on a couple of areas that contributed to that year-over-year increase — one, we completed our major global IT implementation plan with our last two major locations being converted to SAP within the plan. The acquisitions of American Tower and Vivacom were included this year not in last year. Also the addition of stock option expensing had an impact on the year-over-year expenses. And lastly, compliance costs in the differential. We are still committed to and feel comfortable about maintaining a 16 to 17% target for overall operating expense within our model.
Turning to operating income, that increased to 21 million. Some of the factors there, base station subsystems group improved due to more favorable product mix, improved costs for filter production and lower filter product line transition costs. Network Solutions group declined due to the previously mentioned expected significant decline for E911 geolocation sales, and SatCom declined primarily on the lower sales volume and the under-absorption of overhead expense.
So let me say a couple of things about SatCom. One is during the quarter, we announced the new location and plans to move to a much smaller manufacturing facility that will create a combination of our own manufacturing, as well as some outsource manufacturing for a new manufacturing strategy for SatCom.
We also announced during the quarter our intention to acquire Skyware, which starts us down the path of our strategy to provide electronics as well as the antenna portion of the product portfolio, delivering higher value-add, complete solutions products, which will improve gross margins there.
Let me turn to tax expense. In the quarter, tax included a $1.9 million benefit related to repatriation of foreign earnings. Our reported tax rate therefore was 20%, with an effective tax rate on operations of about 30%. Our underlying operations benefited from a favorable mix shift of earnings to lower tax jurisdictions and an ongoing benefit from a lower effective tax rate on earnings in China.
Turning to net income, first-quarter GAAP net income was $14.8 million, or $0.09 per share. That compares to net income of 2.9 million, or $0.02 per share in the year-ago quarter. If we exclude items for both quarters — and we detailed that as usual in our press release today in the chart — earnings per share for both quarters were $0.11, year-ago quarter and the current quarter, $0.11.

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Cash flow used from operations, we used $2 million compared to $11 million in the year-ago quarter. Our DSOs have remained consistent with the prior quarter at 76 days. Our inventory turns did decline quarter-to-quarter to 4.4 turns.
Let me say a couple comments there. One, we have begun the initial inventory build to support the pending Orland Park manufacturing facility relocation. We have also made decisions to increase our investments to support a higher level of customer service and cycle time for customer delivery. We also mentioned last quarter we started a major initiative for a review and improvement of our global supply chain. We have a very large initiative with outside consulting help to complete to redesign that that will improve turns efficiency.
Back to the move of Orland Park, we have started that move with the initial phase being the majority of our corporate headquarters staff has now been moved to a much smaller facility in Westchester, Illinois. And we began the construction on the new cable products manufacturing facility with the anticipated completion of that in early 2007.
If I turn to customer mix, the top 25 customers were consistent at approximately 68% of sales. Also, on major OEMs, consistent at 38% of sales. For the quarter, our largest customer was Lucent Technologies at 11% of sales and Cingular Wireless at 10% of sales and that is in spite of the previously mentioned anticipated reduction of the E911 geolocation sales. Ericsson and Siemens each represented more than 5% of our total sales.
So in summary, I would say the underlying industry trends are favorable for global network upgrades and expansion. Our new product introductions are being well-received by customers, in particular our new product introductions of active components direct to operator and solution sets direct to operator are doing quite nicely. Therefore, we are expanding our addressable market opportunity.
Improving gross margins in spite of increased copper costs, which we have now mitigated with 90% committed for ‘06, and in spite of geolocation reductions, which now, we see as essentially flattening out. We have shown significant operational improvements and the improving gross margin performance for the quarter.
Managing operating expenses will continue to target between the 16 and 17% of sales level and that puts us on track to deliver our high single digit to low double digit operating margin going out of fiscal ‘06.
Cash flow is improving and with that, we will continue to focus on share repurchase and debt reduction. In the quarter, we purchased 1.6 million shares or approximately 1% of outstanding shares. If we combine that with the September purchase, that’s 3.2 million shares that have been purchased over those two quarters or about 2% of outstanding shares.
So I think it’s a positive start for the year. Our second quarter is historically a seasonally weaker quarter with our passive components, but we like what we’re seeing and we have still work to do.
With that, I will turn it over to Marty to cover a little more financial detail and to cover the next quarter guidance.
Marty Kittrell — Andrew Corporation — CFO
One comment on the quarterly performance, when you see the earnings release, I think you will note that the quality of the non-GAAP earnings number is a little bit higher than it has been perhaps in some of the prior quarters, not quite as many items having a onetime impact on the quarter. So we obviously understand the fact that you would like to see fewer onetime items impacting the results and we are pleased that the reported earnings are getting a little bit simpler and more straightforward as we get into 2006.
In terms of the second-quarter guidance, the second fiscal quarter, we expect sales to range from 480 to 510 million. That compares to $482 million in the prior year. We anticipate higher sales of wireless infrastructure year-over-year even though our second quarter tends to be a seasonally weaker quarter. If you go back over time and we look at this in terms of the last 10 or 15 years, most years, the March quarter is our seasonally lowest quarter, although we have had an aberration the last couple of years where the March quarter was up a little bit from the December quarter.
But our passive products, as Ralph alluded to, do tend to — this tends to be the lowest quarter for them. The offset to that is that there is more volatility and less seasonality in our active products, but we are giving guidance of 480 to 510 with wireless infrastructure being up year-over-

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
year and with lower sales of satellite communications year-over-year, although the guidance we’re giving is that we expect that decline to be more modest than it has been over the past two or three quarters.
We also anticipate relatively flat geolocation sales in the second quarter, flat relative to the sequential first quarter. And as we indicated in the earnings release, we are seeing what we believe to be a troughing of geolocation sales at this point in time, with as Ralph alluded, we believe some upward momentum later in the year as we get some traction in some international markets.
In terms of gross margin, although somewhat volume dependent, we do anticipate gross margins to be somewhat consistent with the first quarter. We continue to have some filter product line transition costs, but the mix of products within the filter product line and the fact that we have moved a lot of that production to China are helping margins there. Having a flat geolocation performance will help alleviate some of the margin pressure we have experienced over the last five or six quarters from lower geolocation sales. And now that we have purchased forward — close to 90% of our copper requirements for the year, we don’t anticipate as much upward pressure on costs in the second quarter as we have had in the last two or three quarters resulting from copper.
In terms of operating expenses, we expect a modest decrease on an absolute basis. If we have a little lower sales, that would drive a little lower costs. The quarter will include $1 million of stock option expense as did the fourth quarter of the year. And then we anticipate lower compliance costs in the December quarter as well.
In terms of our tax rate, consistent with the first quarter, excluding the 1.9 million benefit, we expect a favorable geographic mix of our earnings, more favorable than we have had the past couple of years and as we are now permanently reinvesting earnings in China, that is serving to lower the tax rate going forward. It should give us a permanent benefit going forward. So we expect a consistent tax rate with the first quarter if you exclude the onetime repatriation benefit we had in the quarter.
We anticipate shares will be approximately 160 million, although depending on the level of earnings, sometimes you have to look at it using the 178 million number and add back the after-tax interest expense but right now, we anticipate using 160 million. And our GAAP EPS would range from $0.05 to $0.08 for the quarter. That would include intangible amortization costs of $0.02 per share. If you exclude those, cash earnings for the second fiscal quarter would range from $0.07 to $0.10.
With that, Ralph and I would now like to open the call up for questions, Christine.
QUESTION AND ANSWER
Operator
[OPERATOR INSTRUCTIONS]. Avi Silver, Bear Stearns.
Avi Silver — Bear Stearns — Analyst
Just a couple of questions. First of all on the guidance, I understand the revenue guidance is to a decline next quarter seasonally. But when I look at other items, gross margins, which was very good performance this quarter, is expected to be stable and I assume that OpEx should come down somewhat from the 17.4% level last quarter. So based on that, why the $0.07 to $0.10 EPS guidance? It just doesn’t add up for me, so I’m wondering if you could give a comment there on the outlook. Maybe you’re seeing something else creep up?
Marty Kittrell — Andrew Corporation — CFO
I think most of it is just a mix issue, Avi, and also volume dependent. It depends to a large extent on where we are in that range of 480 to 510. And it also a little bit is a function of what’s the mix of that 480 to 510. We, as you know, over the past couple of years, we have had a hard time predicting our gross margin because of changing mix among other things. And so at this point in time, it’s pretty much solely a function of where are we in that range of 480 to 510 and what is the mix by product group of that, wherever those revenues wind up.

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
I think we are trying to be constructively conservative here as well. So I think that the modest decline we anticipate in OpEx, we certainly have a chance to outperform that modest decline, but frankly, over the past couple of quarters, we had a lot of cost in terms of IT cost, compliance costs and although we’re predicting a decline in those, we will see how much of a decline we can extract here in the Q2. So I think we’re just trying to be constructively conservative but hopefully directionally correct and roughly right.
Avi Silver — Bear Stearns — Analyst
Okay. And then just a couple of others. First of all, I wanted to ask about what your guidance would be. You don’t give guidance beyond the next quarter but in general, kind of normalized tax rate beyond the next quarter, what would you assume going forward in the second half of ‘06 and ‘07?
Also just two other questions I wanted to ask, the increased level of inventory, can I get some clarification? Are you seeing an increase in demand in the marketplace, where you need to meet some projections from orders from your customers? And I will follow up with one last one after that if that is okay.
Marty Kittrell — Andrew Corporation — CFO
I will cover the tax rate question and let Ralph jump on those last couple. But the tax rate, we believe, at least for the next few quarters is in the range of 30%, which was the normalized rate we had for Q1. Having said that, it is highly subject to the geographic mix of earnings. And if we have more stuff flowing through say China or Switzerland as opposed to income in the U.S. or Italy or something, those types of issues can have a fairly dramatic impact on the rate. But because of a number of actions, proactive actions, we have taken over the past few months, we believe at this point that something in the 30 to low 30s for the next few quarters is the right range.
Ralph Faison — Andrew Corporation — President & CEO
Avi, on the inventory, the inventory increase is virtually all within our cable and antennas product group. That is driven by the items I mentioned. One is as we prepare for our move of the Orland Park facility, which is our largest North American manufacturing facility, as well as we look at customer service levels and competitive shipping performance, shipping of cable, connectors, antennas to a site, is measured in matters of days from order receipt to shipping to specific sites. So what is key and important there for us is to be sure we have enough room to anticipate any spikes in demand, any unique product builds when we may be moving a line even though it is “down the street,” a few miles away — when we may be moving a line so that we have plenty of excess capacity in order to meet customer demand. So we will see what I will call an inventory bubble over some period of time, but we will continue to manage that for more efficiency as we improve our supply chain as well.
Avi Silver — Bear Stearns — Analyst
Okay. If I could ask just one last question? Base station subsystems performed very well in the quarter. In terms of revenue, it seems like operator revenue is actually ramping in that segment, obviously, loose and improved for you. And actually in terms of operating earnings, it looks like the first profitable quarter in five or six quarters. What should we expect there going forward? Can we see continued improvements in operating earnings or kind of stabilized? What should we look for in one, two quarters out?
Ralph Faison — Andrew Corporation — President & CEO
I would say I’m optimistic about our new products that we have entered there, particularly those focused on operator applications, power-mounted amplifiers and the like, and would expect to continue to see good performance there throughout fiscal ‘06.
Avi Silver — Bear Stearns — Analyst
Thank you.
Operator

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Tim Long, Banc of America Securities. Please go ahead.
Jeff Walkenhorst — Banc of America Securities — Analyst
It’s Jeff Walkenhorst for Tim Long. Thanks for taking my question. I am wondering if you can talk about, so if we’re looking to the March quarter and the book-to-bill ratio, do you think the book to bill has much relevance, or I mean looking at what happened last year, it looks like it was around 96% or 0.96, and then the March revenue spiked up sequentially a little bit. And yet again, the guidance was pointing to a lower number out there. So how should we think about that? And I know last year, perhaps some of the impact was because of the acquisitions. But how should we think about that and also on a regional basis, can you provide some color?
Ralph Faison — Andrew Corporation — President & CEO
Good question. As we move more and more to rapid deployment type products, so wireless infrastructure cable and even now moving into active components, particularly those direct to Operators, the cycle times from order to delivery are very, very short. So as we move away from large system implementations like geolocation, for instance, the kind of book to bill is less and less relevant as a predictor, given the fact that we don’t see a significant long lead time systems type element. So I think you’ll continue to see that. And if you look further back in an Andrew history, you will see that that was a previous case before we had large system type implementations.
Jeff Walkenhorst — Banc of America Securities — Analyst
Okay. And then looking at the regional expectations, what do you see happening across different markets, Americas or in the Asia Pacific?
Ralph Faison — Andrew Corporation — President & CEO
Sure. We expect to see continued strength in North America. You have seen in the last week or so some very favorable reports coming out from some of the key operators there — ARPU rates that are doing what we had all hoped they would do. You know, in a market that is starting to mature from a penetration rate perspective, what one has to depend on is the drive for more bandwidth call-back capacity. We like that factor. We are seeing those services being deployed, multiple type services and we’re seeing ARPU rates escalate in North America and other maturing markets. And also in emerging markets space, such as India, we are seeing continued what I’d call initial coverage growth.
Finally, China, kind of a broken record but we are seeing positive signs for the approval of an announcement of 3G licenses and we would like to see that continue on its path so that we see a nice return to growth in China with a new technology transition there.
Jeff Walkenhorst — Banc of America Securities — Analyst
How does that factor into your March quarter guidance?
Ralph Faison — Andrew Corporation — President & CEO
Continued positive strength in the overall industry is what I would say factors from our March guidance. And then to Marty’s point before, historically, our passive products are slower in the March quarter and it’s because most cellular services in the Northern hemisphere — and when there is snow and ice on towers, it is hard to pull cable and put antennas in. So typically the March quarter is a slower quarter, particularly the early part of that quarter and then things pick up in the spring, summer and fall months because of warmer weather conditions.
Jeff Walkenhorst — Banc of America Securities — Analyst
Can you give us an indication on the mix between passive and active and how that might stack up relative to a year ago and last quarter?
Ralph Faison — Andrew Corporation — President & CEO

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
I don’t know if I could do that accurately in that granularity at the moment.
Marty Kittrell — Andrew Corporation — CFO
Although if you think about it intuitively, most of our antenna and cable products are passive products. All of our base station subsystems products are active products. Network solutions, a little bit of a mix but more active than passive. Wireless innovations, once again, a little bit of a mix but more active than passive. And then satellite communications for the most part are passive type products.
Ralph Faison — Andrew Corporation — President & CEO
And in general, the active products are not as prone to react to weather, obviously, so some of that can be done indoors. But to break it down quarter by quarter would be difficult for me to do.
Jeff Walkenhorst — Banc of America Securities — Analyst
Thanks so much, guys. Good luck.
Operator
Kim Anderson, JPMorgan. Please go ahead.
Kim Anderson — JPMorgan — Analyst
I think I was on mute. I wanted to ask you guys about copper. I know that you said you saw $1.69 average price this quarter. I think last quarter on your call you said you thought that would be about $1.80, $1.81 range. So I wanted to know why it came in a little bit lower? And also wanted to understand for the year, it sounds like your average price now that you’ve forward purchased 90%, is up to $1.61; last quarter we were looking at $1.55. If you could give us more detail into what you expect on a quarterly basis, that would be very helpful.
Ralph Faison — Andrew Corporation — President & CEO
Yes, [I don’t know that] we have quarterly information right here in front of us, Kim. What I would say though — and specifically, I don’t remember the context of the comment we made about $1.80 or whatever last quarter. We would have to go back and look at the context of that. What I can say though is that we have committed about 90% of the year. Of that, we pretty much have all of Q2 and Q3 committed and then there is a little bit still open on Q4. And we have actually gone ahead and started doing some purchases into fiscal ‘07 at this point. Secondly, if you look at current spot, spot prices are all — for the balance of ‘06 — are all above $2, depending on what month you look at. And average for the balance of ‘06 in terms of the futures market right now, is probably in the $2.10 to $2.15 range.
So we feel quite good about the fact that we’re sitting here kind of $0.50 or $0.60 below spot for the balance of the year. We think that will drive some competitive advantages, vis-a-vis some of our competitors.
And frankly, what we have tried to do is take copper out as a driver of margin volatility quarter to quarter. We didn’t want to be exposed to big swings in terms of spot copper prices. But I think at this point, we’re comfortable with the amount of information we have given out. We are trying to take some of the volatility out, but we’re not going to try to be too specific in terms of what we have done by quarter or what we anticipate the consumed price to be in any particular quarter. There are a lot of variables that go into that, including mix, including variances, how variances get allocated around and so on and so forth. But we will continue giving guidance in terms of what portion of the year is committed at what average price and how that relates to spot.
Kim Anderson — JPMorgan — Analyst

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Okay, great, that is helpful. And on the price increase that you put through, you have been talking in the past about the typical year-over-year declines in cable pricing. What are you seeing now? Are you seeing an impact of that price increase evidenced by a slowing of the decline or maybe an increase?
Ralph Faison — Andrew Corporation — President & CEO
We have certainly seen a slowing of the decline or price pressure — price pressure across the average of our regions, hitting somewhere around zero, and therefore flat pricing. Account by account, which I won’t give you specific details, but we still have some accounts where price is very much a competitive factor, where people who would like to have a share of a premium account, they do extraordinary things to try to drive price down in the negotiating process.
We have also seen accounts where we have effectively been able to raise price. So it really is at the street level, a account by account, region by region factor that we have to deal with. But overall, I would call price pressure kind of zeroed out at this point in time.
Kim Anderson — JPMorgan — Analyst
Great. And then my last question is on China. As we look to 3G licenses being awarded there and we think about Andrew’s opportunity in that market, is that primarily an OEM opportunity? And what is the competitive landscape there? I know there are a number of local vendors in that market. And what are you doing to ensure that this business is profitable for you?
Ralph Faison — Andrew Corporation — President & CEO
It is not primarily an OEM opportunity. I would see that both in operator and other. And I think it represents a growth market for us and something that we from a strategic perspective need to continue to focus on for a new addressable market to grow in.
Kim Anderson — JPMorgan — Analyst
Okay, so you would be selling those direct to the operators and also through OEMs in that market?
Ralph Faison — Andrew Corporation — President & CEO
Yes, that’s correct.
Marty Kittrell — Andrew Corporation — CFO
As we have indicated in the past, Kim, in China, you really have to have coverage of the kind of traditional Western OEMs. You have to have great relationships with the Chinese OEMs, people like Huawei, [ZTE Pang]. And we certainly have relationships related to the three of those and are doing development work for each of the three of those.
And then you also have to have a large organization calling on the Chinese operators and have resources deployed —I forget how many regions there are in China, Ralph — but there’s a bunch of regions in China, and you have to have coverage within the regions as well, developing much like more traditional markets for us. And we frankly have a large organization in China covering all three of those channels of distribution.
As we have indicated in the past, China currently is about $100 million market for us and in an upswing peak type year, we would anticipate revenues potentially being 150 million to $200 million. So that is the kind of upside we think we have in the ‘07/’08 time frame and I believe that we are well positioned to try to capture that.
Ralph Faison — Andrew Corporation — President & CEO
And Kim, another way to think about this dynamic, as markets mature, China, when it first started deploying wireless technology, the operators may not have the staff and capabilities and know-how to deploy some of the components at sites themselves, so they depend on an OEM,

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
something we call turnkey, to do the full deployment. As they mature, as they get comfortable in their networks, they do more disaggregation by many more parts directly and passive in particular, antenna type products, cable type products, that they’ll buy direct.
India would be a similar story. Initially, you see a lot of turnkey. As the operators mature, you’ll see a lot more disaggregation in the various components of the site sale, and that’s why we spend a great deal of time making sure we have strong presence. So for instance, in China today, we have somewhere in the neighborhood of 3800 employees across manufacturing, product development, sales and distribution.
Marty Kittrell — Andrew Corporation — CFO
Fully one-third of our employee base is in China today. And three major manufacturing facilities in China, two or three key R&D centers. So we are fully committed to China and believe that when and if spending increases there, we’ll be well positioned to capture it and also trying to use China as a low-cost platform to serve large parts of the world out of.
Kim Anderson — JPMorgan — Analyst
Thank you very much.
Operator
Rich Valera, Needham & Company.
Rich Valera — Needham & Co. — Analyst
In recent presentations, you guys have put out some estimated sales levels for the Network Solutions Group on an annual basis, and I — just sort of ball-parking it from the slide, I think that was sort of $120-ish million you expected this fiscal year. I’m just looking at your $22 million in the first quarter, with a sequential sort of flat into the second. That would imply a very sharp jump in the second half to get to that ballpark number. Can you talk about what is driving that? Is that the international opportunities and geolocation?
Ralph Faison — Andrew Corporation — President & CEO
Yes, I would point to two areas — international opportunities and geolocation, which as I said in the comments, we expect in the next quarter or two to have some nice announcements there. And in addition, if you will recall our recent acquisition of some of Nortel’s MLC business, as well as Nokia’s MLC business, we see some growth there as well, and would expect in the next quarter or two some nice announcements.
In addition, we have expanded the overall Network Solutions business through four applications, both some of the traditional businesses, Comsearch as well as some of the new software and network optimization businesses, [Xenocom]. And we are seeing growth in both of those areas. I would expect you will see throughout ‘06 as well some favorable announcements around Comsearch and some of the configuration work and network planning work that they do.
So we believe we are very much on track, where we need to be with Network Solutions. And more importantly, perhaps, some of the other businesses are more stable, more importantly the E911 or geolocation type applications, we are quite pleased with the international opportunities and growth we are about to see there.
Marty Kittrell — Andrew Corporation — CFO
And as you might imagine, we are keying on trying to drive the incremental revenues in Network Solutions, because that puts an overall upward bias on our gross margin. We have certainly been battling against a declining gross margin because of a lower mix of Network Solutions over the past six plus quarters, so we would like to get some positive growth momentum out of that product group starting in the last half.
Rich Valera — Needham & Co. — Analyst

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
That leads to my second question. With respect to gross margin expansion in the second half of your year, can you kind of prioritize in order of significance what are the sort of top three or four factors that would drive that margin expansion you hope to see in the second half of the year?
Ralph Faison — Andrew Corporation — President & CEO
I think there’s a number of factors, whether I will get the priority precisely right, give me a little latitude here. But the kind of factors we’re working on, certainly stemming the volatility associated with copper is of great help. We also still anticipate that copper, I would characterize has plateaued as of late. We still see no evidence of a supply issue in copper, so we expect copper over some period of time to drop. Not counting on that to get us to our targets; more to get us to our targets are new market penetration and operational improvements.
New marketing penetrations, I will kind of tick off a list. We just talked about the geolocation market penetration activities, which we think are progressing at or better than we had originally projected to see. Also, our active components in our Base Station Subsystems Group, direct to operators and solutions direct to operators doing quite nicely. Unique solutions, Pico, micro node solutions, remote radio head solutions that we think we are uniquely qualified with our kind of very strong R&D capabilities. And then, finally, the same progress we’ve continued to make — our filter transition to lower-cost areas such as China is progressing nicely, and we’re starting to see the benefits of that. We’d expect to continue to see those benefits throughout the year.
So those kind of combination operational and new product introduction arenas are really where we are counting on and planning for the margin growth. If we start to see some help from God or help from copper markets, that will be an added benefit that we would like as well.
Rich Valera — Needham & Co. — Analyst
That is helpful. Thank you.
Operator
Mike Ounjian, Credit Suisse First Boston.
Mike Ounjian — Credit Suisse First Boston — Analyst
Ralph, could you talk a little bit about what you’re seeing in terms of demand on the Wireless Innovations side? And in particular, with some of the European operators getting more aggressive about their 3G spending this year, is that leading to — do you see some potential for some acceleration in demand there? And really, the same question on the Pico sell side. Is there starting to be some increased demand in that segment as well?
Ralph Faison — Andrew Corporation — President & CEO
As we have seen from ‘04 to ‘05, we saw kind of a 20% growth rate there. I would expect to continue to see a nice growth rate with Wireless Innovations. As you look more and more towards two areas — one, as we talked about applications before, and we talked about maturing markets needing to drive services that drive ARPUs, those services traditionally are not outside driving 70 miles an hour down the street in a car or down a highway in a car. They are more in building and in dense urban locations, and that is the sweet spot of Wireless Innovations Group. So public venues, airports, large buildings, subway tunnels, transit areas is really where that group has proven its global superiority. And we’d expect that to continue, particularly as you start driving higher-bandwidth solutions that 3G type technology tends to drive.
So, one, I am very pleased with the trend of applications being accepted, pleased with the trends of ARPUs increasing based on those services. And that portends well for the need for more distributed RF versus large broadcast RF type solutions, which Wireless Innovations Group specializes in.
Mike Ounjian — Credit Suisse First Boston — Analyst

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Is that something where we should look for demand to really pick up in the next few quarters, or is that just sort of an underlying growth trend we should look for, but there is not necessarily a step function up here during this fiscal year?
Ralph Faison — Andrew Corporation — President & CEO
I will drive it down to consumer behavior and macro trends in this particular industry. It will be a continued growth area that we will invest in. I wouldn’t necessarily point to nor have the knowledge to point to specific quarterly impact. It is more project-based and steady growth, due to the changing nature of usage and services deployment of maturing markets.
Marty Kittrell — Andrew Corporation — CFO
Also, as Ralph indicated, there is some kind of flow product sales that go WIG, and then there’s also some project-oriented businesses that flow through WIG, like doing a metro system somewhere or subway system or a tunnel. Those lumpy type projects can cause increases or decreases in any particular quarter compared to the prior year. Having said that, we would be disappointed if we didn’t see continued growth in the flow type businesses, the product-oriented businesses, kind of consistent with the growth we have had the last few quarters.
Operator
Jeff Kvaal, Lehman Brothers.
Jeff Kvaal — Lehman Brothers — Analyst
I would like to return to the margin question a little bit if we could. Ralph, it sounds from your commentary that your tone on operating margins by the end of this fiscal year is a little bit higher than it might have been three months ago, talking about low double digits as a possibility now. Is that a fair characterization?
Ralph Faison — Andrew Corporation — President & CEO
I think, at least I hope, we have been quite consistent on talking about high single digit, low double digit exiting ‘06. As you know, that has been an area where we have not been the best at predicting. We got surprised last year by a couple of things, in particular copper meteoric rise.
This year, we think we have mitigated that, and we’re looking at just the core operations improvement, as well as new product penetration into some higher-margin areas, and would expect to be on target to end the year at either high single digits or low double digits. And that is a lot around how that product mix — as Marty indicated earlier, how that product mix truly comes out, where the volume against what product applications will drive.
So I like what we’re seeing so far. We have got a lot more work to do to continue, and proper execution and new product introduction, but so far on track and I am pretty pleased.
Jeff Kvaal — Lehman Brothers — Analyst
Could you characterize a little bit what your market outlook is in 2006? In the past, you’ve said mid single digits, and I’m wondering if that holds.
Ralph Faison — Andrew Corporation — President & CEO
Visibility still remains a challenge, particularly for us as we increase the order to delivery our shipment cycle time more and more. We’re seeing that in our cable products. Fast speed and response time is a competitive weapon in maintaining and growing share. The negative aspect of that — as we do that, visibility does decrease, specific visibility.
Then I just have to turn to overall industry indicators, and frankly, by a lot of very smart sell-side analysts who do all lot more specific operator-to-operator analysis and visits. And then kind of do the gut test — does it feel right? And it does feel right that overall, wireless infrastructure

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Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
ought to be in the mid to maybe upper single-digit growth for ‘06, and then we would continue to grow at a faster rate, due to our footprint size and some of what we believe leading-edge products that we have that will drive our growth rate a little faster than that. And I think we demonstrated that with our 14% wireless infrastructure growth in the first quarter.
Marty Kittrell — Andrew Corporation — CFO
But, you know, a key variable would still be what happens in China over the next two or three quarters.
Ralph Faison — Andrew Corporation — President & CEO
Big inflection point in China is the 3G license.
Jeff Kvaal — Lehman Brothers — Analyst
Lastly, if I may, Marty, have you started thinking about hedging into fiscal ‘07 yet, or when should that process begin?
Marty Kittrell — Andrew Corporation — CFO
I indicated a little bit earlier in the call that we have gone ahead and started doing some forward purchases into ‘07, and as we get into the last half of the year, we will quantify those for everybody.
Operator
John Bucher, Harris Nesbitt.
John Bucher — Harris Nesbitt — Analyst
My question is on the R&D yield changes that you’re expecting in Base Station Subsystems Group. It seems like you’re a little more optimistic on your prospects for direct-to-operator. And I’m wondering, is that because of more effective marketing of the portfolio of your solutions to the operators, some of the programs that you guys have talked about before kicking in? Or is it a result of new products, especially as it pertains to power amplifiers and TMAs?
Ralph Faison — Andrew Corporation — President & CEO
Clearly, it is a result of new products. Back about the June quarter last year, we talked about accelerating some of our R&D for new products. The market kind of evolves in complexity and dynamics of what operators buy direct or not. Particularly when you look at a multi-vendor, multi-air-interface site, there are a lot of applications that we with our systems engineering expertise can drive very efficient transport of RF signal, both send and receive, that help optimize an operator’s existing investment. And we have seen a lot of products like that that we have introduced and accelerated introduction of last summer. And we are seeing nice traction there and good receptivity by the engineering groups associated with key operators.
So that is where the primary optimism comes from. Our direct-to-operator channel, a little more than 60% of our sales go direct-to-operator. So our direct-to-operator channel is strong, and we’re quite pleased with the traction we’re seeing there. So still a lot of work to do, but early conversations with key large operators are looking very promising.
John Bucher — Harris Nesbitt — Analyst
Earlier in your comments, where you talked about there’s some pending new international opportunities that might be forthcoming — and I think it primarily pertains to geolocation, but was that perhaps intended to be more broad, and could that include some Base Station Subsystem —?

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Ralph Faison — Andrew Corporation — President & CEO
As you know, our BSSG groups — perhaps all of our groups have a very nice balance of both domestic or U.S. North American sales, as well as international sales. The exception to that has been our Network Solutions Group, which for all intents and purposes has been darn near 100% U.S. sales. We started an effort over the last year, year and a half to really look at penetrating applications and/or creating the need for applications, or enlightening some international potential customers, and we are starting to see that traction there.
So my comments were specifically around Network Solutions, with an anticipation of some favorable announcements over the next quarter or two, with some international success for applications of geolocation. That has been the one business where we have not been able to utilize our overall international platform of sales and service as well as we have in all of our other groups. So I am pleased to see that progress.
John Bucher — Harris Nesbitt — Analyst
Finally, the labor disruption that you experienced in one of your China locations — do you think that was just one-time, or are there still lingering issues that you are working to resolve?
Ralph Faison — Andrew Corporation — President & CEO
That was in our Shenzhen facility. That is a facility that we have grown very rapidly, so I would characterize them as growing pains. We have gone from establishing a facility to a facility with a workforce of approximately 1500 people. Any time you grow that fast, you don’t have the — I guess I would call it the in-company cultural maturity to encourage or to encounter all that we normally encounter in some of our more established facilities. Comfortable that we got [operating systems] back on line in a very positive way. December was a record shipment month out of that facility, and we are seeing continual gross margin improvement because of and a result of that facility throughout our filters business.
Marty Kittrell — Andrew Corporation — CFO
We also made some investments in the management team there to strengthen the management team some.
Operator
Mike Walkley, Piper Jaffray.
Mike Walkley — Piper Jaffray — Analyst
In the past, you’ve mentioned just a little weakness in the CDMA market relative to the other markets. I was just wondering if you could give a little color on maybe the CDMA versus the GSM/WCDMA markets and your outlook in the near term for those two segments?
Ralph Faison — Andrew Corporation — President & CEO
Our comments in the past have been primarily — during 2005, we saw a decline. The most public acknowledged decline was when Ericsson decided to exit the CDMA market. We were a large supplier for their CDMA content, and that exit was not favorable for us during that time. But I would continue to see CDMA as a very viable portion of a global wireless system. Now, obviously, that is a North-American-centric now. I don’t expect to see significant growth, from an international perspective, but certainly, very large carriers in North America with very large investments in CDMA, EvDO, etc. So I would see that as a continued nice growth market, back to our original thesis, keyed back to and linked back to the delivery of more broadband-based services over wireless.
Mike Walkley — Piper Jaffray — Analyst
Thank you and congratulations on the improving gross margins.

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Operator
Larry Harris, Oppenheimer.
Larry Harris — Oppenheimer — Analyst
Thank you. A couple of questions. First, it has been reported that you are on one of the teams for the New York City Transit Authority project, and I was wondering how many teams are you on, and what the potential value could be?
Ralph Faison — Andrew Corporation — President & CEO
Let me start and clarify that that report was probably a perhaps overzealous vendor in terms of a “partnership.” We are a supplier to any and all and a number of potential participants in large projects like that through our WIG group. We are typically not, and in this case specifically not, “a lead partner” in some of those endeavors. In the business that we are in in the Subsystems business, we have to remain a neutral party with equivalent service to all those who would go and supply. So we probably had a group there, which we are always flattered that the Andrew brand would bring forth credibility, given the fact that we have global deployments, Hong Kong Metro, Taiwan High Speed Rail, China Rail. We do have a good name in that space. We are flattered that one of our customers would like to use our brand but it did take us a little bit at surprise. We talked to that particular customer, because within that particular bid, we are a proposed supplier to a number of potential winners there, and that is the position in the marketplace we like to keep.
Larry Harris — Oppenheimer — Analyst
What would be the potential value in terms of repeaters or RADIAX cable? How much could such an award be worth?
Ralph Faison — Andrew Corporation — President & CEO
That would be a nice award there, but for the reasons I think you can understand, given the fact we are a Subsystems supplier, and that the leads are typically other customers, we don’t discuss specific value per each area. We would be very pleased for some of the customers that we are supporting to win that bid, and it would be a nice bid for us, but we wouldn’t disclose the specific value per bid.
Marty Kittrell — Andrew Corporation — CFO
But in general, an infrastructure type project like that tends to run multiple years, and can be multiple millions of dollars over that multi-year period. So it is a nice piece of business, and as Ralph said, we would like to support whatever team ultimately wins that project.
Larry Harris — Oppenheimer — Analyst
Sort of a follow-up to Rich Valera’s question a few minutes ago — with respect to the Network Solutions business, we were at a 9% margin this most recent quarter, which was below the 33% in the September quarter and even higher previously. If we get a buildup in revenues in this area, the second half of this fiscal year, could we see a return to those margins that we have seen in the past, or would it be in the mid-teens? Any sort of directional comment.
Marty Kittrell — Andrew Corporation — CFO
It would approach those margins. It might not get quite [back] just because of the products and markets being new markets and mature markets. Plus there would also be some sales expense that we might not traditionally have incurred, just because we have to kind of partner with agents in other countries. But in general, it would start approaching those types of margins and would be nicely above current margins.
Operator

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Steve Ferranti, Stephens, Inc.
Steve Ferranti — Stephens, Inc. — Analyst
Congratulations on a good quarter. Just wanted to revisit the improved profitability in Base Station Subsystems? You touched upon the factors that you thought were attributed to that. Can you walk a little deeper into that, and maybe give us kind of an order of magnitude for which factors were the most — had the most impact there?
Ralph Faison — Andrew Corporation — President & CEO
It still would be kind of a broad base across one, a favorable mix from a power amplifier perspective of that segment, improving operations and gross margins associated in the filter business with the transition to China, and then new product categories that — active components direct-to-operators. Those would be the three major factors that would drive — in terms of ascribing a specific percentage, I wouldn’t at this point know and probably don’t want to delve into that level of detail for anything other than competitive reasons.
Marty Kittrell — Andrew Corporation — CFO
Also, I would say that in terms of operating expenses, we continue to try to be very sharp in terms of our management of R&D there. We continue to try to build our R&D pool of talent in lower-cost countries like China. And we have actually been reducing the number of development locations for that business unit that are based in the U.S. We recently just closed one of the locations. So we are trying to get a bigger bang for our buck out of the R&D being invested in that business, as well.
Steve Ferranti — Stephens, Inc. — Analyst
Regarding the decision to stay in North Carolina with the SatCom business, at one point you were talking about moving that to potentially a lower-cost-of-labor country. How does that decision affect potential profitability in that group going forward? And at what point do you think we might start to see growth in that unit again?
Ralph Faison — Andrew Corporation — President & CEO
Let’s talk just a quick moment about the manufacturing strategy there — moving to a much, much smaller compact manufacturing product management R&D facility in North Carolina.
Marty Kittrell — Andrew Corporation — CFO
Which we’re getting a lot of incentives to do by the State of North Carolina.
Ralph Faison — Andrew Corporation — President & CEO
So it will be a much smaller — at some future point in time, when we’ve got the plans finalized, we will give you kind of the square footage reduction comparison, but at this point we don’t have those plans finalized, but significantly smaller site. And then, we continue down the path of those things that are high-labor content to low-labor areas — we have modified our approach there, and found that contract manufacturing is probably the most viable option there, as opposed to brick and mortar of our own.
So we’ll continue down a very similar path to what we’ve continue to talk about, but we have modified that with some contract manufacturing capability, given that as probably one of the imperatives for that business to get the cost structure in line; second, to get the content that we deliver to customers, more of a solution base.
We announced that we have an intent to purchase a company by the name of Skyware, which has a very unique approach application and intellectual property associated with the electronics side of our some of our VSAT and DTH applications. That, we think, will improve a great

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
deal, our one offering and competitiveness, as well as overall value to customers, and start to see some margin improvement. So throughout the year, I think we will point to seeing margin improvement within that SatCom business.
Steve Ferranti — Stephens, Inc. — Analyst
How about regarding top-line growth picking up again in that unit? At what point, once you get the profitability in line, do you expect to say okay, now, let’s start growing this thing again?
Ralph Faison — Andrew Corporation — President & CEO
We will see that towards the last half of ‘06, with a couple of drivers there, the traditional areas as well as other market applications to leverage the investment in SatCom type deployment. So perhaps military defense as a category that we would be also looking at. So we will broaden the channel diversity there, as well as once we get the full packaging and the right cost profile, be aggressively going after more of the traditional areas there, as well.
Steve Ferranti — Stephens, Inc. — Analyst
That is all I had. Thank you for taking my questions and congratulations.
Operator
James Faucette, Pacific Crest.
James Faucette — Pacific Crest — Analyst
I just had a quick question, once again related to gross margins. It seems like you’re working on a lot of different potential levers that could further improve gross and operating margins going forward. I’m just wondering if you can give us a sense of how much potential positive impact you would foresee or hope to achieve through your own internal efforts of going to lower-cost locations or further process improvements versus how much potential improvement could come from things like mix shift and increased market opportunities, etc?
Ralph Faison — Andrew Corporation — President & CEO
Again, I don’t know if we are going to get so specific or if we have the ability to get so specific. Mix is a variable that can have a significant impact to us. Some of the new product introductions we are talking about and working on certainly are on the plus side of that equation. Active componentry and active solutions, direct-to-operators are certainly on the plus side of that occasion.
On the operational side, I’ve continued to refer to that as blocking and tackling. Some of those things which throughout ‘05 took us longer than we had expected, particularly where you have some acquired manufacturing facilities that may have been in a particular region with a particular supply chain for decades. Moving those things proved more difficult and take longer than we had originally anticipated. Well beyond that now, and seeing the progress in those moves, so we will expect that to go.
So new facilities in lower-cost areas in those facilities transitions — the supply chain supporting those facilities is critically important to move. The new products coming out of new product introductions to new channels and our new customers is important.
So we will continue to watch that, and we think the best guidance I can give you is with all of those built in, and the way we think about all of those combinations, that gives us the confidence to guide to the upper single-digit operating margins, to the — if all things work in very good connection, lower double-digit operating margins.
James Faucette — Pacific Crest — Analyst
And when you say everything working together, that is being able to realize all of the operational improvements plus the mix shift, etc.

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Ralph Faison — Andrew Corporation — President & CEO
That is correct. So you have stated it correctly. We have a number of levers that we are working on to drive to those targets. And it is all about execution for us, in order to do those well, as well as market penetration of some of our new products, which as I stated earlier we are quite pleased with the progress that is either at or slightly better than what we had expected to see.
Operator
Ken Muth, Robert W. Baird.
Ken Muth — Robert W. Baird — Analyst
You guys have made a concerted effort to get into the cable MSO market. Could you just give us an update on what is going on there, and how those activities are going?
Ralph Faison — Andrew Corporation — President & CEO
I would say that we have put a great deal of effort to expand from an existing platform of coaxial cable to a new channel or new market. We’re making nice progress there. I would expect in the next couple of quarters to be able to make some favorable announcements there of — we’ve kind reached the phase of having a number of key MSOs qualifying our product now, accepting our product for delivery, and now it’s the penetration stage to start volume shipping to those MSOs. So over the next couple of quarters, I would hope to give some favorable announcements of some key improvement in shipping direct to some of those MSO.
Now, I would also caution that that is a growth area, very nice from zero to something that will be very great growth. But compared to our large cable and antenna business, it is not a massive impact in ‘06.
Marty Kittrell — Andrew Corporation — CFO
Also, I would say to be fair, if we are going to give ourselves a report card in this area, we have learned a lot over the past couple of years. And we have learned that channel is very important. Having the right product portfolio is important. We have had some false starts. We have changed management in a couple of situations. So I would say that if you looked back over the past 24 months, we have learned a lot, but the schedule upon which we would declare success here was probably pushed to the right at least 12 to 18 months. But ‘06 is a real important year for us, and we would like to see some good traction with some of those MSOs this year.
Operator
Bill Choi, Kaufman Brothers.
Bill Choi — Kaufman Brothers — Analyst
A couple of questions. I definitely appreciate the level of details you guys have been giving on the geolocation business. I am kind of using that to look at Cingular, which has been your largest customer on the geolocation. And it seems like they’re kind of around the 38 to 40 million level in the past [two] quarters. Just looking at their WCDMA build, they have done a pretty good job in the second half of this year. What kind of level, on a quarterly basis, do we anticipate as they continue to do the WCDMA rollouts? Would they move up from these kind of high 30, 40 million levels? If you could give some sense on the level of benefit from that business?
Ralph Faison — Andrew Corporation — President & CEO

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
There isn’t much correlation with voice and data expansion to geolocation, E911 services expansion. Back to our earlier comments, the E911 emergency services that operators are required to deploy, with a regulatory-driven deployment, with — I’ll call it — its [sundown] or required levels of service required have been done by the end of calendar 2005. So as we have given guidance in many other calls, that market is pretty much done in the U.S. There are some secondary operators that are still in need of deployment, but for the larger operators who are required to meet certain distance and signal requirements associated with emergency service locations, that is primarily done with the peak having occurred in 2003 from a volume perspective. And it really is not correlative to a continued voice buildout, because the networks are in effect there and adequate for E911 service.
Bill Choi — Kaufman Brothers — Analyst
I understand that. That’s what I was doing. So you have given out a couple of data points. Cingular with 13% of revenue in September ‘05, 10% in December ‘05. That gets you to 57 and 51, respectively. I am taking out the geolocation revenue numbers you have given out, and that kind of equates to Cingular non-geo business being 40 million in September and 38.5 million in December. I’m just wondering — from those level of non-geo business, where do you see that go as we continue the WCDMA rollout? Is this already benefiting quite a bit from the WCDMA rollout, or as Cingular continues to build that out, we would anticipate higher quarterly levels from there?
Ralph Faison — Andrew Corporation — President & CEO
Sorry, I misunderstood your question. Certainly, we have seen an increase in the Cingular buildout in what I’ll call our traditional wireless infrastructure products. Antenna and cable, the passive products as well as some of the new direct-to-operator active products, and as well as the support that we give key OEMs that are doing deployment for Cingular.
I can’t give you specific kind of so now, what does that equate quarter-by-quarter to us with Cingular? We will continue to be a large supplier to Cingular, and Cingular will continue to be a large customer of ours. But their spending patterns, their site deployment, things like that really get into the difficulty of visibility. So it is hard for me to give projections. We are pleased that they will continue to build throughout ‘06, still have a lot of site builds to do, a lot of WCDMA deployments to do, and expect them to be a strong customer going forward.
Bill Choi — Kaufman Brothers — Analyst
In terms of backlog information you have given, again, I understand the sequential decline in part due to the geolocation coming out. But it’s at levels that we haven’t seen and all while. And I appreciate your discussion about the bookings, and how that is not as good an indicator, but we have come to a level in your backlog where, given your guidance is running at let’s say 50, 50-some percent, or actually 47% it looks like. You take the mid-quarter, mid-point of your March guidance, and you have been running pretty consistently around 70% over the past number of years. I am just wondering what is going on with backlog, and should we read anything into that as far as your visibility is concerned?
Ralph Faison — Andrew Corporation — President & CEO
It is more indicative of a mix shift, as we mentioned before, Network Solutions being a big factor of systems deployment. As Marty mentioned before from our Wireless Innovations Group, that can be spotty, with various large product builds at given points and times and various product flow-through. If you look at, say, our Wireless Innovations Group, there is a flow-through product which is very similar to our BSSG product line — repeaters, RADIAX cable, radiating cable and those types of regular product flow-through are also in very short-cycle times. The majority of Andrew’s products are short-cycle-time products with occasional large book system type issues which keep our backlog nicely fat, if you will.
So we will see that volatility over some period of time. Backlog now is at a low point since the Allen acquisition if I look back, but not at an alarming low point from an Andrew historical perspective.
Bill Choi — Kaufman Brothers — Analyst
One final question. Last quarter, you guys talked about being supply-constrained in Europe and perhaps some missed opportunity as far as Subsystems concerned. Looking at your very strong Subsystems results this quarter, have you caught up? Is there additional benefits left to be had in the March quarter?

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
Ralph Faison — Andrew Corporation — President & CEO
We did have some supply issues across a couple of product categories. I noted in my comments before in the Antenna and Cable arena, building up a bit of inventory in preparation for the Orland Park move, but as well in preparation or in view of the faster, more competitive cycle times, insuring that we had enough buffer to respond. So I think we are well set to respond to the very quick demand spikes that do come about. Whether or not some of those pop in March, that’s part of our visibility issue. But if they do, we are prepared to build those. In our kind of short-term supply issues we had, particularly in some of the cable areas and our antenna areas, we think we have recovered from, and we have plenty of buffer so that we maintain the reputation for being fast, quick service and quality service to our customers.
Bill Choi — Kaufman Brothers — Analyst
But the pent-up demand was met and fulfilled in the December quarter, right?
Ralph Faison — Andrew Corporation — President & CEO
I wouldn’t characterize it as pent-up demand. More often than not, it is a spike opportunity for a particular operator that may have decided to do a quick project or five or six sites through an OEM and direct operator.
Operator
Gentlemen, that concludes the question-and-answer session for today.
Ralph Faison — Andrew Corporation — President & CEO
Thank you very much, operator. We want to continue to point towards the fact that we have had a nice start to the year. We like what we’re seeing so far. We are entering into our March quarter, which is seasonally a weaker quarter, particularly on the path of component [buy]. Marty, you got any final comments?
Marty Kittrell — Andrew Corporation — CFO
I just wanted to go back and clarify one comment that had been made earlier. Mark Olson was sitting here making sure I get this right. On option expensing, our initial quarter for option expensing was this first fiscal quarter or fourth calendar quarter. I think I inadvertently referred to it as fourth quarter a while ago. So $1 million of option expensing in the December quarter, guidance of $1 million of option expensing in the March quarter, and those are the initial quarters that we have had option expensing. We do not highlight option expensing as a reconciling item between GAAP and non-GAAP. So it is in our GAAP and non-GAAP earnings numbers.
Scott Malchow — Andrew Corporation — Director of IR
Thank you for that clarification, Marty, and thank you, everyone, for your participation. We look forward to talking to you at the end of next quarter. Thanks a lot.
Operator
Thank you for participating in the Andrew Corporation first-quarter fiscal-year 3006 earnings release conference call. This concludes the conference for today. You may all disconnect at this time.

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Final Transcript
Jan 26, 2006 | 8:00AM, ANDW — Q1 2006 ANDREW CORP Earnings Conference Call
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